Exhibit 19.1

STRIDE, INC. POLICY STATEMENT FOR
THE PREVENTION OF INSIDER TRADING

(As amended on April 5, 2023)

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Stride, Inc. (the “Company”) as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of material, non-public information relating to the security and in breach of a duty of trust or confidence. Insider trading is a crime, and the penalties for violating the law include imprisonment, disgorgement of profits, civil fines of up to three times the profit gained or loss avoided, and criminal fines of up to $5,000,000 for individuals and $25,000,000 for corporations and other entities. Insider trading is also prohibited by the Company, as set forth in this Statement, and could result in serious disciplinary action, including dismissal.

This Statement applies to all officers, directors, employees, or consultants of the Company and its subsidiaries with access to company-wide financial information (collectively, “Covered Persons”) and extends to all activities within and outside an individual’s duties at the Company. This Statement also applies to any entities controlled by Covered Persons, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Statement as if they were for the individual’s own account. In addition, Covered Persons are responsible for ensuring that members of their household comply with this Statement. Every Covered Person must review this Statement. Questions regarding the Statement should be directed to the Office of the General Counsel of the Company (the “General Counsel”) at (703) 483-7000.

STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

No Covered Person (or entities controlled by a Covered Person or members of a Covered Person’s household) shall purchase or sell any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company. Additionally, except for the exercise of options that does not involve the sale of Company securities (note that the cashless exercise of a Company stock option does involve the sale of Company securities and therefore would not qualify under this exception), no Covered Person with access to company-wide financial information shall purchase or sell any security of the Company beginning fourteen (14) calendar days prior to the end of any fiscal quarter of the Company and ending two (2) trading days (i.e., business days on which U.S. securities exchanges are open for trading) after the public release of earnings data for such fiscal quarter.

Further, no Covered Person in a position to obtain or receive company-wide student enrollment information shall purchase or sell any security of the Company during the period commencing no later than July 30 of any given year until two (2) trading days following the public disclosure by the Company of its approximate student enrollment for that fiscal year. The General Counsel shall notify the Covered Persons at least two (2) trading days prior to the blackout from trading, which shall commence no later than July 30. Based on current practices, the Company anticipates announcing student enrollment contemporaneous with the public release of earnings data for the first quarter of the fiscal year, usually in late October each year.

No Covered Person shall directly or indirectly tip material, non-public information to anyone while in possession of such information. In addition, material, non-public information should not be communicated to anyone outside the Company under any circumstances, or to anyone within the Company, other than on a need-to-know basis.

EXPLANATION OF INSIDER TRADING

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security and in breach of a duty of trust or confidence. “Securities” include not only stocks, bonds, notes, and debentures, but also options, warrants, and similar instruments. “Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls, or other options related to a security. It is generally understood that insider trading includes the following:

●trading by insiders while in possession of material, non-public information;
●trading by persons other than insiders while in possession of material, non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; or
●communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.
A.What Facts Are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity.

Examples of material information include (but are not limited to) facts concerning: dividends; corporate earnings or earnings forecasts; mergers or acquisitions; changes in relationships with significant customers or suppliers; major contract awards or cancellations; major litigation or regulatory actions; significant borrowings or financing developments, including offerings of debt or equity securities; and defaults on borrowings and bankruptcies.

In addition, information that comes to your attention involving a cybersecurity attack or data breach could constitute material information if the incident causes or is likely to cause significant disruption to the Company’s operations or business or compromises the security and privacy of student or employee records, such as by unauthorized access or disclosure of such data. Pursuant to Section D of this Statement, such information must be brought promptly to the attention of the General Counsel.

Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a company’s stock can be material, even though the Company is not involved in writing the article or acting as a source for information in the article.

Questions regarding material information should be directed to the Company’s General Counsel. A good rule of thumb: when in doubt, do not trade.

B.What Is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such national media outlets as Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg Financial Markets, or Yahoo Finance. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two trading days to elapse following publication as a reasonable waiting period before such information is deemed to be public.

C.Who Is an Insider?

“Insiders” include officers, directors, and employees of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to the company’s securities. All officers, directors, and employees of the Company should consider themselves insiders with respect to material, non-public information about business, activities, and securities. Officers, directors, and employees may not trade the Company’s securities while in possession of material, non-public information relating to the Company nor tip (or communicate except on a need-to-know basis) such information to others.

It should be noted that trading by members of a Covered Person’s household can be the responsibility of such Covered Person under certain circumstances and could give rise to legal and Company-imposed sanctions.

D.Trading by Persons Other Than Insiders.

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E.Penalties for Engaging in Insider Trading.

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The Securities and Exchange Commission (“SEC”) and Department of Justice have made the civil and criminal prosecution of insider trading violations an important priority. Also, lawsuits are frequently brought on behalf of private parties who, as the non-insiders involved on the other side of the securities transactions, seek to recover damages for financial injury resulting from insider trading. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

●SEC administrative sanctions;
●securities industry self-regulatory organization sanctions;
●civil injunctions;
●damage awards to private plaintiffs;
●disgorgement of all profits;
●civil fines for the violator of up to three times the amount of profit gained or loss avoided;
●civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1,525,000 or three times the amount of profit gained or loss avoided by the violator;

●criminal fines for individual violators of up to $5,000,000 ($25,000,000 for a corporation or other entity); and
●jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws: other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act, also may be violated upon the occurrence of insider trading.

F.Examples of Insider Trading.

Examples of insider trading cases include actions brought against: corporate officers, directors, and employees who traded a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members, and other tippees of such officers, directors, and employees who traded the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has entered into an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all penalties of up to three times the amount of the friend’s profits. In addition, the officer and his friend are subject to, among other things, criminal prosecution, as described above.

STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director, and employee is required to follow these procedures.

A.Identifying Material, Non-public Information.

Prior to directly or indirectly trading any security of the Company or any other company, every officer, director, and executive-level employee is required to contact the General Counsel (as part of the pre-clearance procedure discussed below) and make an initial determination whether such officer, director, or executive-level employee is in possession of material, non-public information relating to such security. In making such assessment, the explanations of “material” and “non-public” information set forth above should be of assistance. If, after consulting with the General Counsel, it is determined that such officer, director, or executive-level employee is in possession of material, non-public information, there may be no trading in such security.

B.Information Relating to the Company.
1.Access to Information.

Access to material, non-public information about the Company, including the Company’s business, earnings, or prospects, should be limited to officers, directors, and employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances or to anyone within the Company on an other than need-to-know basis.

In communicating material, non-public information to employees of the Company, all Covered Persons must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

2.Inquiries from Third Parties.

Inquiries from third parties, such as industry analysts or members of the media, about the Company should initially be directed to the Vice President of Investor Relations at
(703) 483-7000.

C.Limitations on Access to the Company Information.

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

1.All officers, directors, and employees should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

●maintaining the confidentiality of Company-related transactions;
●conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;
●restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);
●promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
●disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;
●restricting access to areas likely to contain confidential documents or material, non-public information; and
●avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes, or taxicabs.

2.Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

D.Quiet Period.

The Company shall observe a quarterly quiet period, during which no earnings guidance or comments with respect to the current quarter’s operations or expected results will be provided to analysts, investors, or other market professionals. The quiet period shall commence fourteen (14) calendar days prior to the end of any fiscal quarter and last until the release of quarterly earnings. The Company need not stop all communications with analysts or investors during the quiet period. However, communications should be limited to responding to inquiries concerning publicly available or non-material information. Further, all communications made during the quiet period with analysts or investors shall only be made by the Vice President of Investor Relations or with other senior executives in conjunction with their participation in such communications.

E.Pre-Clearance of All Trades by All Officers, Directors, and Executive-Level Employees.

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company securities, all transactions in Company securities (including, without limitation, acquisitions and dispositions of shares of the Company’s common stock, the exercise of stock options, and the sale of shares of the Company’s common stock issued upon exercise of stock options) by officers, directors, and executive-level employees must be precleared by the General Counsel. Additionally, except for the exercise of options that does not involve a market sale of Company securities (note that the cashless exercise of a Company stock option does involve a market sale of Company securities and therefore would not qualify under this exception), subject to exceptions that may be approved by the General Counsel, neither the Company nor any of its officers, directors, or executive-level employees may trade in any securities of the Company during the period beginning fourteen (14) calendar days prior to the end of any fiscal quarter of the Company and ending two (2) trading days after the public release of earnings data for such fiscal quarter. Also, please consult the “Insider Trading Reminders for Employees, Officers, and Directors of Stride, Inc.” attached hereto as “Attachment A.”

F.Short Sales and Hedging.

Short selling is the act of borrowing securities to sell with the expectation of the price dropping and the intent of buying the securities back at a lower price to replace the borrowed securities. Covered Persons, regardless of whether they are aware of material, non-public information about the Company, may not engage in short sales of the Company’s securities. In addition, Covered Persons may not purchase Company securities on margin, or engage in transactions in puts, calls or other derivative securities designed to hedge or offset any decrease in the market value of the Company’s equity securities, on an exchange or in any other organized market.

G.Enrollment Blackout Period.

The Company regards approximate student enrollment in any given school year to be information that may be material to investors. Accordingly, no Covered Person with access to company-wide student enrollment information shall purchase or sell any Company security during the period commencing no later than July 30 of any given year until two (2) trading days following the public disclosure by the Company of its approximate student enrollment for that fiscal year. The General Counsel shall notify the Covered Persons at least two (2) trading days prior to the blackout from trading, which shall commence no later than July 30.

H.10b5-1 Trading Plans.

The trading restrictions set forth in this Statement do not apply to transactions under a previously established contract, plan, or instruction to trade Company securities to be carried out by a third party, generally a broker, that satisfies the conditions of Rule 10b5-1, as in effect at such time (“Rule 10b5-1”), promulgated under the Securities Exchange Act of 1934, as amended. These 10b5-1 trading plans, if they meet the conditions of Rule 10b5-1, establish an affirmative defense against claims of insider trading. Most large securities brokerage firms offer these 10b5-1 trading plans. Trades under established 10b5-1 trading plans may also occur during blackout periods without violating the Company’s insider trading policy, as long as the 10b5-1 trading plan was entered into at a time when the individual did not possess material, non-public information and was not subject to a blackout period. Officers, directors, and employees interested in establishing a 10b5-1 trading plan for their own trades should first inform the General Counsel. The General Counsel may impose such other conditions on the implementation and operation of the 10b5-1 trading plan as the General Counsel deems necessary or advisable. The blackout and pre-clearance requirements of this Statement will apply to both the establishment of and modifications to these plans (but not trades made under an already established plan) to the same extent as a trade in the Company’s securities.

I.Interpretation, Amendment, and Implementation of the Policy.

The General Counsel shall have the authority to interpret and update the Company’s insider trading policy and all related policies and procedures. In particular, such interpretations and updates of the Company’s insider trading policy, as authorized by the General Counsel, may include amendments to or departures from the terms of the insider trading policy, to the extent consistent with the general purpose of the Company’s insider trading policy and applicable securities laws.

Actions taken by the Company, the General Counsel, or any other Company personnel do not constitute legal advice, nor do they insulate the Covered Persons from the consequences of noncompliance with the Company’s insider trading policy or with securities laws.

J.Certification of Compliance.

Annual compliance certifications shall be executed by all directors and officers, and such certifications shall be included in the annual Director and Officer Questionnaires or otherwise through the Company’s intranet.

Dated: April 5, 2023

ATTACHMENT A

INSIDER TRADING REMINDERS FOR EMPLOYEES,
OFFICERS, AND DIRECTORS OF STRIDE, INC.

Before engaging in any transaction in securities of Stride, Inc. (the “Company”), please read the following:

Both the federal securities laws and the Company’s policy prohibit transactions in the Company’s securities at a time when you may be in possession of material information about the Company which has not been publicly disclosed. This also applies to members of your household as well as all others whose transactions may be attributable to you.

Material information, in short, is any information which could affect the price of the securities. Either positive or negative information may be material. Once a public announcement has been made, you should wait until the information has been made available to the public for at least two (2) trading days before engaging in any transaction.

Except for the exercise of options that does not involve the sale of Company securities (e.g., the cashless exercise of a Company stock option does involve a market sale of Company securities and therefore would not qualify under this exception), neither the Company nor any of its officers, directors or executive-level employees may trade in any securities of the Company during the period beginning fourteen (14) calendar days prior to the end of any fiscal quarter of the Company and ending two (2) trading days after the public release of earnings data for such fiscal quarter. Important: All transactions must be precleared with the General Counsel.

For further information and guidance, please refer to our Statement Governing the Prevention of Insider Trading and do not hesitate to contact the General Counsel.

ALL TRANSACTIONS IN STRIDE, INC. SECURITIES MUST BE PRECLEARED BY CONTACTING THE GENERAL COUNSEL AT (703) 483-7000.